Exhibit 10.11
Perot Systems Corporation
2001 Long Term Incentive Plan
Unit Certificate
Restricted Stock Unit Agreement
Awardee:
ID #:
Grant Date:
Award Shares:

Vesting Schedule:	20% of the Award Shares will become vested on each of the first five anniversaries of the Grant Date, provided that Awardee receives, using the methodology selected by the Committee, a “satisfactory” or better performance evaluation for the calendar year preceding the applicable anniversary.

Expiration Date:	The earlier of (i) seventh anniversary of the Grant Date, (ii) the Awardee’s Severance Date (as such term is defined in the Plan), or (iii) any other date on which the Stock Award terminates under the Award Agreement or Plan.
You have been awarded a Stock Award under Perot Systems Corporation’s 2001 Long-Term Incentive Plan (“Plan”), subject to the terms and conditions of (i) this Unit Certificate and the form of Restricted Stock Unit Agreement in effect on the Grant Date (collectively, the “Award Agreement”), and (ii) the Plan.
The Award Agreement, the Plan, and the Prospectus relating to the Plan are available for your review on the Perot Systems stock department website at https://train.ps.net/StockAdministration/options/planDocs.html. Perot Systems’ filings with the United States Securities and Exchange Commission are available on the Company’s website at http://www.perotsystems.com/investors/. If you have difficulty accessing any of these websites or would like to receive (at no cost) a paper copy of these documents, please contact the Stock Administration Department at +1 (972) 577-5670 or by e-mail to Stock-Dept@ps.net.
By accepting Restricted Stock, or asserting or attempting to assert any rights or privileges, under the Award Agreement, you:
•	agree to be bound by the terms of the Award Agreement and the Plan;

•	acknowledge receiving an electronic or paper copy of (1) the Plan, (2) the Prospectus for the Plan, and (3) the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q which have been filed with the United States Securities and Exchange Commission; and

•	consent to receiving delivery of the all required documents and future communications relating to the Plan or the Award Agreement via TRAIN or other electronic transmission; and agree to provide Perot Systems with up-to-date electronic contact information.
If you wish to reject this award, please contact the Stock Administration Department within 60 days after the Grant Date.

PEROT SYSTEMS CORPORATION		ASSOCIATE NAME

By:

Peter A. Altabef
	Chief Executive Officer	Date:

Unit Certificate		Adopted for Awards granted
Restricted Stock Unit Agreement	Page 1 of 6	on or after 28Sept2006

Perot Systems Corporation
2001 Long-Term Incentive Plan
Restricted Stock Unit Agreement
1. General.
(a)	The terms and conditions set forth below, together with a certificate issued by the Company (“Unit Certificate”) setting forth the name of the person (the “Awardee”) to whom the Company has granted units representing the number of shares of Restricted Stock that may be issued to the Awardee (the “Unit Shares”) and the dates on which such Unit Shares may be issued, constitute this Restricted Stock Unit Agreement (“Award Agreement”).

(b)	The terms and conditions of the Perot Systems Corporation 2001 Long-Term Incentive Plan (“Plan”), except Sections 9, 10, 12 and 13 of the Plan, are incorporated by reference into this Award Agreement and, unless provided otherwise in this Award Agreement, will apply to the Unit Shares. Capitalized terms used in this Award Agreement will have the meanings given such terms in the Plan, unless they are defined differently in this Award Agreement.

(c)	English Language. This Agreement has been written in English, which language will control in all respects. No translation of this Agreement into any other language will be of any force or effect in its interpretation or in a determination of the intent of either party. Each party waives, to the maximum extent permitted by applicable law, any right it may have under the laws of any country or other jurisdiction to have this Agreement written in any other language.
2. Grant, Vesting, Issuance, Restrictions and Taxes.
(a)	Subject to the terms and conditions of this Award Agreement, the Company shall credit to a separate account maintained on the books of the Company (“Account”) a number of units equal to the number of Unit Shares. On any date, the value of each Unit Share shall equal the Fair Market Value of a Share.

(b)	The interest of Awardee in the Unit Shares will vest, if at all, in one or more installments for a portion of the Unit Shares (“Vested Shares”) on the dates, or upon satisfaction of the conditions, specified as the “Vesting Schedule” in the Unit Certificate, provided that no installment of Unit Shares will become vested on or after any date, or upon satisfaction of any condition on or after any date, after the Awardee’s Severance Date, except as provided in Section 11(b), (c), (d) or (e) of the Plan. If any of the conditions specified in the Vesting Schedule are not satisfied, the portion of the Award Shares subject to such condition shall not vest and will be forfeited.

(c)	The Company shall issue electronically to an account designated by Awardee the number of Shares equal to the number of Vested Shares that have not previously been issued to Awardee or, if no such account has been designated, shall issue to Awardee one or more certificates representing such number of Shares, in either case, within 10 business days after the later of the applicable vesting date and any payments required under Section 2(e) below.

(d)	Without the Company’s prior written consent, Awardee shall not sell, assign, give, exchange, pledge, hypothecate or otherwise transfer, more than 70% of the number of Vested Shares issued to Awardee on a particular date, unless, during the period that Awardee is an officer of the Company, he or she holds at least the number of shares specified under the Committee’s Common Stock ownership guidelines for Awardee.

(e)	Awardee (or any other person entitled to receive Shares under this Unit Agreement) shall deliver to the Company, before the Vested Shares described in clause (c) above are issued and otherwise in accordance with the procedures established by the Administrator from time to time, full payment for all federal, state and local income, employment and other taxes required to be withheld by the Company or the Employer in connection with the issuance of such Vested Shares. Awardee will bear all risks and all costs and expenses associated with any delay in receiving such Vested Shares. The Administrator shall determine the acceptable form of consideration for the payment of such taxes which shall include cash,

Unit Certificate		Adopted for Awards granted
Restricted Stock Unit Agreement	Page 2 of 6	on or after 28Sept2006

checks and wire transfers (denominated in U.S. Dollars or other currency the Administrator determines is acceptable), and may, but are not required to, include (i) Shares which have been owned by the Awardee for more than six months on the date of surrender, and have a Fair Market Value on the date of surrender not less than the applicable taxes, (ii) any combination of the foregoing methods of payment; or (iii) such other consideration and method of payment permitted by Applicable Laws.

(f)	If on any date the Company shall pay any dividend on Common Stock (other than a dividend payable in Common Stock), the number of Unit Shares credited to the Account shall as of such date be increased by a number equal to: (a) the product of the number of Unit Shares credited to the Account which represent unissued Vested Shares as of the record date for such dividend, multiplied by the per share amount of any dividend (or, in the case of any dividend payable in property other than cash, the per share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Common Stock which is payable in Common Stock, the number of Unit Shares credited to the Account shall as of such date be increased, notwithstanding the provisions of Section 15(a) of the Plan, by a number equal to the product of (x) the aggregate number of Unit Shares credited to the Account which represent unissued Vested Shares as of the record date for such dividend, multiplied by (y) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Unit Shares representing dividends (including fractional shares) shall vest, if at all, on the same date the related non-dividend Unit Shares vest.

(g)	Notwithstanding Section 11(f) of the Plan, Awardee shall have no rights equivalent to those of a stockholder, and shall not be a stockholder upon his or her acceptance of this Stock Award, with respect to any Unit Shares, whether or not they are Vested Shares. Such rights shall arise only upon issuance of Vested Shares in accordance with Section 2(c).
3.	Restrictions on Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. This Stock Award may not be sold, assigned, given, exchanged, pledged, hypothecated or otherwise transferred by Awardee except by will or the laws of descent and distribution or with the written consent (executed in ink on paper) of the Administrator. The Vested Shares described in Section 2(c) above may be issued only to (i) Awardee, (ii) the executor or administrator of Awardee’s estate (or, if Awardee has designated a beneficiary in accordance with Section 17 of the Plan, such beneficiary) following his or her death, or (iii) the guardian of Awardee’s property if one is appointed by reason of Awardee’s Total Disability. The Company is not obligated to recognize any purported sale, assignment, gift, exchange, pledge, hypothecation or other transfer, in violation of this Section 3 and, unless it elects to do otherwise, may treat any such purported sale, assignment, gift, exchange, pledge, hypothecation or transfer as null, void, and of no effect.

4.	No Guarantee of Continued Employment. Awardee acknowledges and agrees that this Award Agreement and the transactions it contemplates do not constitute an express or implied promise of continued employment by the Company or his or her Employer for any period or at all and shall not interfere with Awardee’s right or the Company’s or the Employer’s right to terminate Awardee’s employment relationship at any time, with or without cause. Awardee further acknowledges and agrees that this Award, and Awardee’s right to receive Shares, will terminate in accordance with the terms of this Award Agreement and the Plan if Awardee ceases to provide services to the Company or its Subsidiaries or Affiliates as an employee or consultant.

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Restricted Stock Unit Agreement	Page 3 of 6	on or after 28Sept2006

5.	Communications.
(a)	All communications from Awardee to the Administrator, the Company or the Employer will be deemed delivered on the day the notice or other communication is received in tangible written form addressed to the Stock Administration Department at the Company’s corporate headquarters address. All communications to Awardee from the Administrator, the Company or the Employer will be deemed delivered on the day the notice or other communication is (i) personally delivered to Awardee, (ii) electronically transmitted to Awardee to the last known electronic transmission address of Awardee, or (iii) placed in the official government mail of the country of the sender in an envelope with proper postage paid addressed to the last known address of that person as reflected in the Company’s personnel or stock records. Either party may at any time change its address for notification purposes by giving the other written notice of the new address and the date upon which it will become effective.

(b)	Consent to Electronic Delivery of Communications, Plan Documents and Prospectuses. By exercising any rights or privileges, or attempting to exercise any rights or privileges, under this Award Agreement, Awardee will be deemed to consent to receiving copies of all communications relating to the Plan and this Award Agreement by electronic transmission, including but not limited to the Prospectus relating to the Plan, all participation materials, and all other documents required to be delivered in connection with the Plan. Upon request, the Company will provide any such documents to Awardee (at no cost) in tangible written form.
6.	Disputes and Governing Law.
(a)	This Award Agreement shall be governed by and construed in accordance with the substantive law of the state of Delaware, without regard to the choice of law rules in such state. This Agreement shall be deemed to have been entered into and wholly performed in Dallas County, Texas. Any action to enforce the provisions of, or otherwise relating to, this Agreement shall be brought in the state or federal courts having jurisdiction in Dallas County, Texas. By exercising any rights or privileges, or attempting to exercise any rights or privileges, under this Award Agreement, Awardee consents to the personal jurisdiction of such courts in any such action. Venue of any disputes relating to this Agreement shall be in Dallas County, Texas.

(b)	If any legal proceeding is brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

(c)	If any provision of this Agreement is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of this Agreement will not be affected. The section headings used herein are for reference and convenience only and do not affect the interpretation of this Agreement. This Award Agreement (including the Unit Certificate), together with the Plan, constitutes the entire agreement between the parties with respect to its subject matter and may be waived or modified only in writing.
7.	Non-Competition and Non-Disclosure. Awardee acknowledges that: (i) in the course and as a result of employment with the Company or the Employer, Awardee will obtain special training and knowledge and will come in contact with the Company’s or the Employer’s current and potential customers, which training, knowledge, and contacts would provide invaluable benefits to competitors of the Company and the Employer; (ii) the Company and the Employer are continuously developing or receiving Confidential Information, and that during Awardee’s employment he or she will receive Confidential Information from the Company, the Employer, and their respective customers and suppliers and special training related to the Company’s and the Employer’s business methodologies; and (iii) Awardee’s employment by the Employer creates a relationship of trust that extends to all Confidential Information that becomes known to Awardee. Accordingly, and in consideration of this Award, Awardee agrees that the Company and the Employer will be entitled to terminate all rights to the Award and to exercise the rights specified in Section 8 below if Awardee does any of the following without the prior written consent of the Company or the Employer:
(a)	while employed by the Company or the Employer or within one year thereafter:

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(i)	competes with, or engages in any business that is competitive with, the Company or the Employer within 250 miles of any location at which Awardee was employed by or provided services to the Company or the Employer;

(ii)	solicits or performs services, as an employee, independent contractor, or otherwise, for any person (including any Affiliate or Subsidiary of that person) that is or was a customer or prospect of the Company or the Employer during the two years before Awardee’s Severance Date if Awardee solicited business from or performed services for that customer or prospect while employed by the Company or the Employer; or

(iii)	recruits, hires, or helps anyone to recruit or hire anyone who was an employee of the Company or any Affiliate or Subsidiary of the Company, or of any of their customers for whom Awardee performed services or from whom Awardee solicited business, within the six months before Awardee’s Severance Date; or
(b)	discloses or uses any Confidential Information, except in connection with the good faith performance of Awardee’s duties as an employee or, solely with respect to the terms of this Agreement or the Plan, to Awardee’s spouse or legal or financial advisors; or fails to take reasonable precautions against the unauthorized disclosure or use of Confidential Information; or solicits or induces the unauthorized disclosure or use of Confidential Information.
If any court of competent jurisdiction finds any provision of this Section 7 to be unreasonable, then that provision shall be considered to be amended to provide the broadest scope of protection to the Company that such court would find reasonable and enforceable. For purposes of this Section 7, the term “Confidential Information” means all written, machine reproducible, oral and visual data, information and material, including but not limited to the terms of this Agreement and the Plan, business, financial and technical information, computer programs, documents and records (including those that Awardee develops in the scope of his or her employment) that (i) the Company, its Affiliates and Subsidiaries, or any of their respective customers or suppliers treats as proprietary or confidential through markings or otherwise, (ii) relates to the Company, its Affiliates and Subsidiaries, or any of their respective customers or suppliers or any of their business activities, products or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry, or (iii) derives independent economic value from not being generally known to, and is not readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Confidential Information does not include any information or material that is approved by the Company or its Affiliates or Subsidiaries for unrestricted public disclosure.
8.	Right to Buy Back Stock and to Require Payback of Certain Profits.
(a)	If the Administrator (i) discovers that Awardee has engaged in any conduct prohibited by Section 7 or (ii) determines, in its sole discretion, that Awardee’s employment by the Company or any of its Affiliates or Subsidiaries terminated or, if the relevant facts been known at the time, would have been terminated for Substantial Misconduct, then the Company will have the right for 150 days after the Administrator discovers or determines the relevant facts (A) to cancel the issuance of any unissued Vested Shares, (B) to buy from Awardee, at a purchase price equal to the Fair Market Value on the Grant Date, any Shares issued to Awardee that vested on or after the date two years before the date the Administrator discovered the relevant facts, and (C) to require Awardee to pay to the Company the Net Investment Proceeds with respect to any Shares that have been sold or otherwise transferred by Awardee that the Company has the right to buy pursuant to clause (B) above. For purposes of this Section 8, “Substantial Misconduct” means termination of employment for conduct resulting in a felony conviction of Awardee; actions involving moral turpitude, theft, or dishonesty in a material matter; breach of any obligation under Section 7 of this Agreement; or failure by Awardee to carry out the directions, instructions, policies, rules, regulations, or decisions of the Company’s or the Employer’s Board of Directors including, without limitation, those relating to business ethics and the ethical conduct of the business of the Company and its Affiliates and Subsidiaries. For purposes of this Section 8, “Net Investment Proceeds,” with respect to any Share sold or otherwise transferred by Awardee or Awardee’s successor in interest, means the greater of the value of the gross proceeds received for such share or the Fair Market Value of such Share on the date of sale or transfer less, in either case, (i) any reasonable and customary commission paid for the sale or transfer, and (ii) the verified amount of any income taxes

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Restricted Stock Unit Agreement	Page 5 of 6	on or after 28Sept2006

paid or payable on the sale or transfer. Notwithstanding Section 11(a) of the Plan, Vested Shares shall not be held in escrow.

(b)	The Company may exercise its right by notifying Awardee of its election to exercise its right within such 150-day period. Awardee shall tender to the Company, within 10 days, the applicable Shares together with a duly executed stock power attached in proper form for transfer and/or a cashiers or certified check in the amount of the Net Investment Proceeds. If any such Shares or Net Investment Proceeds are not tendered within 10 days, the Company may cancel any outstanding certificate representing such Shares. The Company shall tender the purchase price for tendered Shares within five business days after the Shares are tendered to the Company or the Company cancels the applicable certificate, whichever occurs first.
9.	No Section 83(b) Election. Awardee shall not make an election under Section 83(b) of the Code without the Company’s prior written consent.

Unit Certificate		Adopted for Awards granted
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